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Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY
Press Contact:	Arthur Coppola, Chairman and Chief Executive Officer
or
Thomas E. O'Hern, Senior Executive Vice President and Chief Financial Officer
(310) 394-6000

MACERICH ANNOUNCES 19% INCREASE IN 2008 FFO PER SHARE

Santa Monica, CA (2/11/09)—The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended December 31, 2008 which included total funds from operations ("FFO") diluted of $184.3 million or $2.08 per share-diluted, compared to $1.45 per share-diluted for the quarter ended December 31, 2007. For the year ended December 31, 2008, FFO-diluted was $486.4 million, or $5.50 per share-diluted compared to $407.9 million or $4.62 per share-diluted for the year ended December 31, 2007. Net income available to common stockholders for the quarter ended December 31, 2008 was $63.2 million or $.83 per share-diluted compared to $39.9 million or $.55 per share-diluted for the quarter ended December 31, 2007. For the year ended December 31, 2008, net income available to common stockholders was $183.3 million or $2.47 per share-diluted compared to $73.7 million or $1.02 per share-diluted for the year ended December 31, 2007. The Company's definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts ("NAREIT"). A reconciliation of net income to FFO and net income per common share-diluted ("EPS") to FFO per share-diluted is included in the financial tables accompanying this press release.

Results included:

  •
  During the quarter, Macerich signed 231,000 square feet of specialty store leases with average initial rents of $44.40 per square foot. Starting base rent on new lease signings was 23% higher than the expiring base rent.

  •
  Mall tenant sales per square foot decreased to $441 for the year ended December 31, 2008 compared to $467 for 2007.

  •
  Mall occupancy at December 31, 2008 was 92.3% compared to 93.1% at December 31, 2007.

  •
  FFO per share-diluted for the year ended December 31, 2008 was $5.50, up 19% compared to $4.62 for 2007.

Commenting on results, Arthur Coppola chairman and chief executive officer of Macerich stated, "In light of the very difficult economy we are in, we are pleased with our results for the quarter and the year. Releasing spreads remain strong, and occupancy levels, although down, remain at very healthy levels. We continue to access capital in this tough credit market and we continue to make good progress in bolstering our balance sheet."

Redevelopment Activity

Construction continues on Santa Monica Place, a regional shopping center under development in Santa Monica, California. In September, the Company announced that Bloomingdale's will join Nordstrom.

Bloomingdale's will open the first of the store's SoHo concept outside of Manhattan. In addition, the Company has announced deals with 11 retailers and restaurants slated to join the new Santa Monica Place—Ed Hardy, Arthur, R.O.C. Republic of Couture, Ilori, Love Culture, Michael Brandon, Shuz, restaurants La Sandia, Zengo and Pizza Antica, and gallery Artevo. These 11 strong brands join previously announced restaurants XINO and Osumo Sushi and fashion retailers Kitson LA, BCBG Max Azria, Coach, Lacoste, Joe's Jeans and True Religion, all of which are slated to open mid 2010 alongside Bloomingdale's SoHo concept and Nordstrom.

At Scottsdale Fashion Square, construction on an approximately 160,000-square-foot expansion continues on schedule toward a fall 2009 opening. The expansion will be anchored by a 60,000-square-foot Barneys New York. In addition, recently signed fashion retailers Ed Hardy, French luxury homewear retailer Arthur and Forever 21 will join previously announced True Religion and restaurants Marcella's and Modern Steak, in the new wing. Recent additions to the center's interior merchandise mix include Cartier and Bvlgari.

Also during the quarter, the Company wrote off $8.7 million of development costs on development projects it has determined it will not pursue. In addition, during the quarter, there was an $18.8 million impairment charge to reduce the carrying value of land held for development.

Financing Activity

In December, 2008, the Company closed on a $250 million refinancing of Washington Square Mall in Portland, Oregon. This seven year fixed rate loan has an interest rate of 6.00%. The former loan of $126 million was scheduled to mature in February, 2009.

During 2008 the Company completed 13 financing transactions with its pro-rata share of the loan proceeds being nearly $1.3 billion.

Loan transactions completed or underway for 2009 include the recent closing of a $130 million, four year fixed rate loan on a portion of Queens Center. The new loan carries a 7.5% interest rate and paid off the former loan of $89 million.

In addition, the Company has obtained a commitment for a $62 million, five year 7.5% fixed rate financing of the Redmond Town Center office buildings. After the closing of the Redmond transaction, the Company has $406 million of 2009 debt maturities remaining.

During the fourth quarter the Company opportunistically retired $222 million of convertible debentures at an average 45% discount to the face amount. That early retirement of debt resulted in a $95 million gain on early extinguishment of debt.

Earnings Guidance

Management is providing guidance for both FFO per share-diluted and EPS for 2009. The FFO guidance of $4.50 to $4.75 per share includes an assumption of same center net operating income growth ("NOI") of .50% to 1.00%, and a reduction of rental income and expense recoveries of $.25 per share for the Mervyns store closures.

The following table provides the reconciliation of the range of estimated EPS to estimated FFO per diluted-share.

For the year ended December 31, 2009		Low End	High End
Estimated EPS		$.54	$.79
Depreciation and amortization including pro rata share of joint ventures		3.96	3.96

Estimated diluted FFO per share		$4.50	$4.75
Plus:	Interest Expense	4.03	4.03
Plus:	Non real estate depreciation, amortization of loan costs, income Taxes and less gain on sale of undepreciated assets	.12	.12

Net operating income per share		$8.65	$8.90

The Company's 2009 earnings guidance is based upon its internal forecasting and planning process and on many assumptions including management's current view of market and economic conditions, including those specifically impacting the regional mall business. Due to the uncertainty in the timing and economics of dispositions and acquisitions of assets and joint venture interests, the guidance ranges do not include any potential impact from such dispositions or acquisitions.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 87% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about The Macerich Company can be obtained from the Company's web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company's website at www.macerich.com (Investing section) and through CCBN at www.earnings.com. The call begins today, February 11 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investing section) will be available for one year after the call.

The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investing Section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.

Note:    This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the

Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K/A for the year ended December 31, 2007 and the Quarterly Reports on Form 10-Q, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)
##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(e)		Impact of SFAS 144(e)		Results after SFAS 144(e)
	For the Three Months Ended December 31,		For the Three Months Ended December 31,		For the Three Months Ended December 31,
	Unaudited				Unaudited
	2008	2007	2008	2007	2008	2007
Minimum rents	$151,128	$141,881	$(778)	$(12,756)	$150,350	$129,125
Percentage rents	9,320	15,196	—	(538)	9,320	14,658
Tenant recoveries	62,470	67,690	(39)	(6,983)	62,431	60,707
Management Companies' revenues	10,382	12,157	—	—	10,382	12,157
Other income	9,947	9,231	—	(805)	9,947	8,426

Total revenues	$243,247	$246,155	$(817)	$(21,082)	$242,430	$225,073

Shopping center and operating expenses	73,880	73,875	(212)	(7,607)	73,668	66,268
Management Companies' operating expenses	19,185	19,579	—	—	19,185	19,579
Income tax provision	1,876	8	—	—	1,876	8
Depreciation and amortization	93,802	62,626	(342)	(4,545)	93,460	58,081
REIT general and administrative expenses	5,101	4,823	—	—	5,101	4,823
Interest expense	71,717	68,833	—	(2,885)	71,717	65,948
Gain on early extinguishment of debt	95,265	—	—	—	95,265	—
(Loss) gain on sale or write-down of assets	(26,421)	7,882	(1,436)	86	(27,857)	7,968
Equity in income of unconsolidated joint ventures(c)	26,659	29,330	—	—	26,659	29,330
Minority interests in consolidated joint ventures	207	(5,398)	—	4,681	207	(717)
Income from continuing operations	73,396	48,225	(1,699)	(1,278)	71,697	46,947
Discontinued Operations:
Gain (loss) on sale or disposition of assets	—	—	1,436	(86)	1,436	(86)
Income from discontinued operations	—	—	263	1,364	263	1,364
Income before minority interests of OP	73,396	48,225	—	—	73,396	48,225
Income allocated to minority interests of OP	10,165	7,016	—	—	10,165	7,016
Net income before preferred dividends	63,231	41,209	—	—	63,231	41,209
Preferred dividends(a)	—	2,006	—	—	—	2,006
Adjustment of minority interest due to redemption value	—	(727)	—	—	—	(727)
Net income available to common stockholders	$63,231	$39,930	$0	$0	$63,231	$39,930

Average number of shares outstanding—basic	76,194	72,195			76,194	72,195

Average shares outstanding, assuming full conversion of OP Units(d)(e)	88,510	84,918			88,510	84,918

Average shares outstanding—Funds From Operations ("FFO")—diluted(a)(d)(e)	88,703	91,165			88,703	91,165

Per share income—diluted before discontinued operations	—	—			$0.81	$0.53

Net income per share—basic	$0.83	$0.55			$0.83	$0.55

Net income per share—diluted(a)(e)	$0.83	$0.55			$0.83	$0.55

Dividend declared per share	$0.80	$0.80			$0.80	$0.80

FFO—basic(b)(d)	$184,144	$126,571			$184,144	$126,571

FFO—diluted(a)(b)(d)(e)	$184,341	$132,479			$184,341	$132,479

FFO per share—basic(b)(d)	$2.08	$1.50			$2.08	$1.50

FFO per share—diluted(a)(b)(d)(e)	$2.08	$1.45			$2.08	$1.45

Percentage change vs 2007		43.32%

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(e)		Impact of SFAS 144(e)		Results after SFAS 144(e)
	For the Twelve Months Ended December 31,		For the Twelve Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited				Unaudited
	2008	2007	2008	2007	2008	2007
Minimum rents	$547,873	$522,167	$(3,452)	$(46,418)	$544,421	$475,749
Percentage rents	19,092	26,894	—	(790)	19,092	26,104
Tenant recoveries	267,426	274,091	(541)	(28,581)	266,885	245,510
Management Companies' revenues	40,716	39,752	—	—	40,716	39,752
Other income	30,724	34,969	(348)	(7,770)	30,376	27,199

Total revenues	$905,831	$897,873	$(4,341)	$(83,559)	$901,490	$814,314

Shopping center and operating expenses	288,287	285,350	(1,210)	(28,620)	287,077	256,730
Management Companies' operating expenses	77,072	73,761	—	—	77,072	73,761
Income tax provision (benefit)	1,126	(470)	—	—	1,126	(470)
Depreciation and amortization	279,339	231,860	(1,512)	(19,351)	277,827	212,509
REIT general and administrative expenses	16,520	16,600	—	—	16,520	16,600
Interest expense	281,356	263,691	—	(13,564)	281,356	250,127
Gain (loss) on early extinguishment of debt	95,265	(877)	—	—	95,265	(877)
Gain (loss) on sale or write-down of assets	68,714	9,771	(100,533)	2,375	(31,819)	12,146
Equity in income of unconsolidated joint ventures(c)	93,831	81,458	—	—	93,831	81,458
Minority interests in consolidated joint ventures	(1,736)	(18,589)	—	16,288	(1,736)	(2,301)
Income from continuing operations	218,205	98,844	(102,152)	(3,361)	116,053	95,483
Discontinued Operations:
Gain (loss) on sale or disposition of assets	—	—	100,533	(2,409)	100,533	(2,409)
Income from discontinued operations	—	—	1,619	5,770	1,619	5,770
Income before minority interests of OP	218,205	98,844	—	—	218,205	98,844
Income allocated to minority interests of OP	30,765	13,036	—	—	30,765	13,036
Net income before preferred dividends	187,440	85,808	—	—	187,440	85,808
Preferred dividends(a)	4,124	10,058	—	—	4,124	10,058
Adjustment of minority interest due to redemption value	—	2,046	—	—	—	2,046
Net income available to common stockholders	$183,316	$73,704	$0	$0	$183,316	$73,704

Average number of shares outstanding—basic	74,319	71,768			74,319	71,768

Average shares outstanding, assuming full conversion of OP Units(d)(e)	86,794	84,760			86,794	84,760

Average shares outstanding—FFO—diluted(a)(d)(e)	88,446	88,272			88,446	88,272

Per share income—diluted before discontinued operations	—	—			$1.29	$1.01

Net income per share—basic	$2.47	$1.03			$2.47	$1.03

Net income per share—diluted(a)(e)	$2.47	$1.02			$2.47	$1.02

Dividend declared per share	$3.20	$2.93			$3.20	$2.93

FFO—basic(b)(d)	$481,338	$397,869			$481,338	$397,869

FFO—diluted(a)(b)(d)(e)	$486,441	$407,927			$486,441	$407,927

FFO per share—basic(b)(d)	$5.55	$4.71			$5.55	$4.71

FFO per share—diluted(a)(b)(d)(e)	$5.50	$4.62			$5.50	$4.62

Percentage change vs 2007		19.01%

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(a)
On February 25, 1998, the Company sold $100 million of convertible preferred stock representing 3.627 million shares. The convertible preferred shares were convertible on a 1 for 1 basis for common stock. The preferred shares were not assumed converted for purposes of net income per share—diluted for the three and twelve months ended December 31, 2008 and for all periods presented for 2007 as they would be antidilutive to the calculation. The weighted average preferred shares are assumed converted for purposes of FFO per share—diluted as they are dilutive to those calculations for all periods presented.

  On October 18, 2007, 560,000 shares of convertible preferred stock were converted to common shares. Additionally, on May 6, 2008, May 8, 2008 and September 18, 2008, 684,000, 1,338,860 and 1,044,271 shares of convertible preferred stock were converted to common shares, respectively. As of December 31, 2008, there was no convertible preferred stock outstanding.

(b)
The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

  Effective January 1, 2003, gains or losses on sales of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three and twelve months ended December 31, 2008 and 2007 by $0.3 million, $3.8 million, $10.0 million and $10.8 million, respectively, or by $0.00 per share, $0.04 per share, $0.11 per share and $0.12 per share, respectively. Additionally, SFAS 141 increased FFO for the three and twelve months ended December 31, 2008 and 2007 by $14.2 million and $27.4 million, $3.5 million and $15.1 million, respectively, or by $0.16 per share, $0.31 per share, $0.04 per share and $0.17 per share, respectively.

(c)
This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented.

(d)
The Macerich Partnership, LP (the "Operating Partnership" or the "OP") has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation. For the three and twelve months ended December 31, 2008 and for the three months ended December 31, 2007, the MACWH, LP preferred units outstanding were dilutive to FFO.

(e)
In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

  On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. The participating units are not assumed converted for purposes of net income per share and FFO—diluted per share for all periods presented as they would be antidilutive to the calculation. On January 1, 2008, a subsidiary of the Company, at the election of the holders, redeemed approximately 3.4 million participating convertible preferred units in exchange for the distribution of the interests in the entity which held that portion of the Wilmorite portfolio that consisted of Eastview Commons, Eastview Mall, Greece Ridge Center, Marketplace Mall and Pittsford Plaza ("Rochester Properties"). This exchange is referred to as the "Rochester Redemption." As a result of the Rochester Redemption , the Company has classified the

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

  results of operations from the Rochester Properties to discontinued operations and recorded a gain of $99.3 million for the period ended March 31, 2008.

  On December 19, 2008, the Company sold the fee simple and/or ground leasehold interests in three freestanding Mervyn's buildings to the Pacific Premier Retail Trust joint venture for $43.4 million. As a result of the sale, the Company has classified the results of operations to discontinued operations for all periods presented and recorded a gain of $1.5 million for the period ended December 31, 2008.

Pro rata share of joint ventures:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2008	2007	2008	2007
Revenues:
Minimum rents	$70,398	$63,634	$272,660	$250,220
Percentage rents	6,881	8,408	14,142	15,733
Tenant recoveries	33,480	30,868	130,552	118,798
Other	5,122	3,517	22,493	14,840

Total revenues	$115,881	$106,427	$439,847	$399,591

Expenses:
Shopping center and operating expenses	41,444	33,100	149,844	130,294
Interest expense	26,269	25,640	104,119	100,383
Depreciation and amortization	22,115	21,197	96,441	88,807

Total operating expenses	89,828	79,937	350,404	319,484

Gain on sale or write-down of assets	160	2,424	3,432	400
Equity in income of joint ventures	446	416	956	951

Net income	$26,659	$29,330	$93,831	$81,458

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Reconciliation of Net Income to FFO(b):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2008	2007	2008	2007
Net income—available to common stockholders	$63,231	$39,930	$183,316	$73,704
Adjustments to reconcile net income to FFO—basic
Minority interest in OP	10,165	7,016	30,765	13,036
Loss (gain) on sale or write-down of consolidated assets	26,421	(7,882)	(68,714)	(9,771)
Adjustment of minority interest due to redemption value	—	(727)	—	2,046
plus gain on undepreciated asset sales—consolidated assets	—	7,596	798	8,047
plus minority interest share of (loss) gain on sale or write-down of consolidated joint ventures	(404)	373	185	760
less write-down of consolidated assets	(27,445)	—	(27,445)	—
Gain on sale or write-down of assets from unconsolidated entities (pro rata share)	(160)	(2,424)	(3,432)	(400)
plus gain on undepreciated asset sales—unconsolidated entities (pro rata share)	274	2,447	3,039	2,793
plus minority interest share of gain on sale of unconsolidated entities	—	—	487	—
less write-down of assets—unconsolidated entities (pro rata share)	(94)	—	(94)	—
Depreciation and amortization on consolidated assets	93,802	62,626	279,339	231,860
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(968)	(1,424)	(3,395)	(4,769)
Depreciation and amortization on joint ventures (pro rata)	22,115	21,197	96,441	88,807
Less: depreciation on personal property	(2,793)	(2,157)	(9,952)	(8,244)

Total FFO—basic	$184,144	$126,571	$481,338	$397,869
Additional adjustment to arrive at FFO—diluted
Preferred stock dividends earned	—	2,006	4,124	10,058
Preferred units—dividends	197	3,902	979	antidilutive

Total FFO—diluted	$184,341	$132,479	$486,441	$407,927

Reconciliation of EPS to FFO per diluted share:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2008	2007	2008	2007
Earnings per share—diluted	$0.83	$0.55	$2.47	$1.02
Per share impact of depreciation and amortization of real estate	1.27	0.95	4.17	3.63
Per share impact of (gain) loss on sale or write-down of depreciated assets	(0.02)	0.00	(1.12)	0.03
Per share impact of preferred stock not dilutive to EPS	—	(0.04)	(0.02)	(0.08)
Per share impact of adjustment of minority interest due to redemption value	—	(0.01)	—	0.02

FFO per share—diluted	$2.08	$1.45	$5.50	$4.62

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Reconciliation of Net Income to EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2008	2007	2008	2007
Net income—available to common stockholders	$63,231	$39,930	$183,316	$73,704
Interest expense—consolidated assets	71,717	68,833	281,356	263,691
Interest expense—unconsolidated entities (pro rata)	26,269	25,640	104,119	100,383
Depreciation and amortization—consolidated assets	93,802	62,626	279,339	231,860
Depreciation and amortization—unconsolidated entities (pro rata)	22,115	21,197	96,441	88,807
Minority interest in OP	10,165	7,016	30,765	13,036
Adjustment of minority interest due to redemption value	—	(727)	—	2,046
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,721)	(1,717)	(5,344)	(6,386)
(Gain) loss on early extinguishment of debt	(95,265)	—	(95,265)	877
Loss (gain) on sale or write-down of assets—consolidated assets	26,421	(7,882)	(68,714)	(9,771)
Gain on sale or write-down of assets—unconsolidated entities (pro rata)	(160)	(2,424)	(3,432)	(400)
Add: Minority interest share of gain on sale of consolidated joint ventures	(404)	373	185	760
Add: Minority interest share of gain on sale of unconsolidated entities	—	—	487	—
Income tax expense (benefit)	1,876	8	1,126	(470)
Distributions on preferred units	197	3,902	979	14,821
Preferred dividends	—	2,006	4,124	10,058

EBITDA(f)	$218,243	$218,781	$809,482	$783,016

Reconciliation of EBITDA to Same Centers—Net Operating Income ("NOI"):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2008	2007	2008	2007
EBITDA(f)	$218,243	$218,781	$809,482	$783,016
Add: REIT general and administrative expenses	5,101	4,823	16,520	16,600
Management Companies' revenues	(10,382)	(12,157)	(40,716)	(39,752)
Management Companies' operating expenses	19,185	19,579	77,072	73,761
Lease termination income of comparable centers	(1,678)	(1,122)	(10,341)	(11,553)
EBITDA of non-comparable centers	(41,680)	(36,430)	(150,301)	(130,053)

Same Centers—NOI(g)	$188,789	$193,474	$701,716	$692,019

(f)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(g)
The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses. Same center NOI excludes the impact of straight-line and SFAS 141 adjustments to minimum rents.

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  Exhibit 99.1
MACERICH ANNOUNCES 19% INCREASE IN 2008 FFO PER SHARE
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)